                                                                     EXHIBIT 2.4


                       PURCHASE AND ASSUMPTION AGREEMENT



                                    BETWEEN



                               NATIONSBANK, N.A.



                                      AND



                                   BANCFIRST

                       PURCHASE AND ASSUMPTION AGREEMENT
                       ---------------------------------
ARTICLE I - TRANSFER OF ASSETS AND LIABILITIES
   SECTION 1.1.     Transferred Assets...........................................     2
   SECTION 1.2.     Purchase Price...............................................     3
   SECTION 1.3.     Deposit Liabilities..........................................     4
   SECTION 1.4.     Loans Transferred............................................     6
   SECTION 1.5.     Safe Deposit Business........................................     8
   SECTION 1.6.     Employee Matters.............................................     9
   SECTION 1.7.     Records and Data Processing.................................      9
   SECTION 1.8.     Security.....................................................    10
   SECTION 1.9.     Taxes and Fees; Proration of.................................    10
                    Certain Expenses
   SECTION 1.10.    Real Property................................................    10


ARTICLE II - CLOSING AND EFFECTIVE TIME
   SECTION 2.1.     Effective Time...............................................    12
   SECTION 2.2.     Closing......................................................    13
   SECTION 2.3.     Post-Closing Adjustments.....................................    14


ARTICLE III - INDEMNIFICATION
    Section 3.1.    Seller's Indemnification of Purchaser........................    16
    Section 3.2.    Purchaser's Indemnification of Seller........................    16
    Section 3.3.    Claims for Indemnity.........................................    16
    Section 3.4.    Limitations on Indemnification...............................    17


ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF SELLER
    Section 4.1.    Corporate Organization.......................................    17
    Section 4.2.    No Violation.................................................    17
    Section 4.3.    Corporate Authority..........................................    18
    Section 4.4.    Enforceable Agreement........................................    18
    Section 4.5.    No Brokers...................................................    18
    Section 4.6.    Personal Property............................................    18
    Section 4.7.    Real Property................................................    18
    Section 4.8.    Condition of Property........................................    19
    Section 4.9.    Limitation of Representations................................    19
                    and Warranties

ARTICLE V    - REPRESENTATIONS AND WARRANTIES OF PURCHASER
    Section 5.1.    Corporate Organization.......................................    19
    Section 5.2.    No Violation.................................................    19
    Section 5.3.    Corporate Authority..........................................    20
    Section 5.4.    Enforceable Agreement........................................    20
    Section 5.5.    No Brokers...................................................    20


ARTICLE VI   - OBLIGATIONS OF PARTIES PRIOR
TO AND AFTER EFFECTIVE TIME

    Section 6.1.    Full Access..................................................    20
    Section 6.2     Delivery of Magnetic Media Records...........................    20
    Section 6.3.    Application for Approval to Effect Purchase
                    of Assets and Assumption of Liabilities......................    21
    Section 6.4.    Conduct of Business; Maintenance of Properties...............    21
    Section 6.5.    No Solicitation by Seller....................................    21
    Section 6.6.    No Solicitation by Purchaser.................................    22
    Section 6.7.    No Marketing by Purchaser....................................    22
    Section 6.8.    Further Actions..............................................    23
    Section 6.9.    Fees and Expenses............................................    23
    Section 6.10.   Breaches with Third Parties..................................    23
    Section 6.11.   Insurance....................................................    23
    Section 6.12.   Public Anouncements..........................................    23
    Section 6.13.   Tax Reporting................................................    23
    Section 6.14.   Subsequent Sale..............................................    24

ARTICLE VIII - CONDITIONS TO PURCHASER'S OBLIGATIONS
    Section 7.1.    Representations and Warranties True..........................    24
    Section 7.2.    Obligations Performed........................................    24
    Section 7.3.    No Adverse Litigation........................................    24
    Section 7.4.    Regulatory Approval..........................................    24



ARTICLE VII - CONDITIONS TO SELLER'S OBLIGATIONS
    Section 8.1.    Representations and Warranties True..........................    25
    Section 8.2.    Obligations Performed........................................    25
    Section 8.3.    No Adverse Litigation........................................    25
    Section 8.4.    Regulatory Approval..........................................    25

ARTICLE IX - TERMINATION
    Section 9.1.    Methods of Termination.......................................    25
    Section 9.2.    Procedure Upon Termination...................................    26
    Section 9.3.    Payment of Expenses..........................................    27


ARTICLE X  - MISCELLANEOUS PROVISIONS
    Section 10.1.   Amendment and Modification...................................    27
    Section 10.2.   Waiver or Extension..........................................    27
    Section 10.3.   Assignment...................................................    27
    Section 10.4.   Confidentiality..............................................    27
    Section 10.5.   Addresses for Notices, Etc...................................    26
    Section 10.6.   Counterparts.................................................    28
    Section 10.7.   Headings.....................................................    29
    Section 10.8.   Governing Law................................................    29
    Section 10.9.   Sole Agreement...............................................    29
    Section 10.10.  Severability.................................................    29
    Section 10.11.  Parties in Interest..........................................    29

                       PURCHASE AND ASSUMPTION AGREEMENT
                       ---------------------------------


     THIS PURCHASE AND ASSUMPTION AGREEMENT (this "Agreement") is entered into as of Sept 26, 1997 by and between NationsBank, N.A., a national banking association having its principal offices in Charlotte, North Carolina ("Seller"), and BancFirst, an Oklahoma banking corporation having its principal offices in Oklahoma City, Oklahoma ("Purchaser"):


                             W I T N E S S E T H:
                             --------------------


     WHEREAS, Seller wishes to divest, upon the terms and conditions set forth herein, certain assets and certain deposit and other liabilities of the following offices (collectively, the "Banking Centers"):

BARTLESVILLE - 422. S Dewey, Bartlesville, OK

BLACKWELL MAIN - 101 N. Main, Blackwell, OK

BLACKWELL DRIVE-IN - 124 W. Blackwell, Blackwell, OK

BRAMAN - 402 Broadway, Braman, OK

BRAMAN HISTORICAL BUILDING - 401 Broadway, Braman, OK

CUSHING- 1301 E. Main, Cushing, OK

GUTHRIE - 301 E. Cleveland, Guthrie, OK

KAW CITY - 700 Morgan Square, Kaw City, OK

PERRY - 636 Elm Street, Perry, OK

SHIDLER - 201 S. Cosden, Shidler, OK

STILLWATER - 601 S. Husband, Stillwater, OK

WILLIAMS - 2519 Williams, Woodward, OK

WOODWARD MAIN - 722 W. Main, Woodward, OK

WOODWARD DRIVE-IN - 1116 Seventh Street, Woodward, OK

     WHEREAS, Purchaser wishes to buy such assets and assume such liabilities upon the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth, Seller and Purchaser agree as follows:

                                   ARTICLE 1
                                   ---------
                       TRANSFER OF ASSETS AND LIABILITIES
                       ----------------------------------

Section 1.1. Transferred Assets.
------------ ------------------

     (a) As of the Effective Time (as defined in Section 2.1 below) and upon the terms and conditions set forth herein, Seller will sell, assign, transfer, convey and deliver to Purchaser, and Purchaser will purchase from Seller, all of the following assets associated with the Banking Centers and identified in this Agreement and the Exhibits hereto, and not otherwise excluded from sale pursuant to the provisions of Subsection 1.l(b) below:

           (1) subject to Section 1.10 hereof, all transferable right, title and interest of Seller in and to all real estate and improvements thereon at the Banking Centers (the "Real Property"), together with all rights and appurtenances pertaining thereto;

           (2) the furniture, fixtures, leasehold improvements, equipment and other tangible personal property located on or affixed to the Real Property (the "Personal Property");

           (3) all leases affecting the Banking Centers, including all leases of real property (the "Real Property Leases"), and all equipment leases for equipment located at the Banking Centers (the "Equipment Leases");

           (4) all safe deposit contracts and leases for the safe deposit boxes located at the Banking Centers as of the Effective Time (the "Safe Deposit Contracts");

           (5)       all loans transferred pursuant to Section 1.4; and

           (6) all coins and currency located at the Banking Centers as of the Effective Time (the "Coins and Currency").

     (b) Excluded from the assets, properties and rights being transferred, conveyed and assigned to Purchaser under this Agreement are the assets listed on Exhibit 1.1(b) hereto, Seller's rights in and to
                            ---------------
           the names "NationsBank" and "Boatmen's" and any of their predecessor banks' names and any of Seller's or Seller's predecessors corporate logos, trademarks, trade names, signs, paper stock, forms and other supplies containing any such logos, trademarks or trade names (the "Excluded Assets"). Seller shall coordinate with Purchaser to remove the Excluded Assets from the Banking Centers on or prior to the Effective Time. Seller shall remove the Excluded Assets at its own cost and, apart from making any repairs necessitated by Seller's negligence in removing the Excluded Assets, Seller shall be under no obligation to restore the Banking Centers' premises to their original condition, which shall be the responsibility of Purchaser.

Section 1.2. Purchase Price.
------------ --------------

     (a) As consideration for the purchase of the Banking Centers, Purchaser shall pay Seller a purchase price equal to the sum of the following:

               (1) Net Book Value (as defined in Section 1.2(d) hereof) as of the Effective Time for the Personal Property and the Real Property;

               (2) As a premium for the Deposit Liabilities (as defined in Section 1.3(a) hereof) and the franchise value related to the Banking Centers, the greater of (x) the amount equal to 7.08% of the Deposit Liabilities and (y) the amount calculated pursuant to Section 6.7(b), if applicable;

               (3) the Net Book Value (as defined in Section 1.2(d) hereof) for the Loans as set forth in Section 1.4 hereof;

               (4)  The face amount of the Coins and Currency; and

               (5) $25,000, which is an additional fee to compensate Seller for separate communications to customers of the Williams, Woodward Main, and Woodward Drive-In banking centers (the "Woodward Banking Centers") and for separate systems reports and customer account data tapes relating to the Woodward Banking Centers.

     (b) In addition, Purchaser shall assume, as of the Effective Time, all of the duties, obligations and liabilities of Seller relating to the Real Property, the Real Property Leases, building leases, the Equipment Leases, the Safe Deposit Contracts, the Deposit Liabilities (including all accrued interest relating thereto) and all assignable operating contracts of the Banking Centers (excluding any master contracts); provided, that any cash items paid by Seller and not cleared prior to the Effective Time shall be the responsibility of Seller, subject to he terms of Section
               1.3 below.

     (c) Seller shall prepare a balance sheet (the "Pre-Closing Balance Sheet") in accordance with generally accepted accounting principles consistently applied as of a date not earlier than 30 calendar days prior to the Effective Time anticipated by the parties (the "Pre-Closing Balance Sheet Date") reflecting the assets to be sold and assigned hereunder and the liabilities to be transferred and assumed hereunder all reflecting based on the book value of such assets and liabilities; Seller agrees to pay to Purchaser at the Closing (as defined in Section 2.1 hereof), in immediately available funds, the excess amount, if any, of the amount of Deposit Liabilities assumed by Purchaser pursuant to subsection (b) above as reflected by the Pre-Closing Balance Sheet over the aggregate purchase price computed in accordance with subsection (a) above, as reflected by the Pre-Closing Balance Sheet. Purchaser agrees to pay Seller at the Closing, in immediately available funds, the excess, if any, of the aggregate purchase price computed in accordance with subsection (a) above, as reflected by the Pre-Closing Balance Sheet over the amount of Deposit Liabilities assumed by Purchaser pursuant to subsection
               (b) above as reflected by the Pre-Closing Balance Sheet. Amounts paid at Closing shall be subject to subsequent adjustment based on the Post-Closing Balance Sheet (as defined in Section 2.3 hereof).

     (d) For purposes of this Agreement, "Net Book Value" means the value determined from the Post-Closing Balance Sheet. With regard to Loans, Net Book Value is the aggregate principal amount of the Loans, plus accrued and unpaid interest and late charges thereon, but such value shall not include any loan loss reserves or general reserve. With regard to Personal Property and Real Property, Net Book Value is the value that the asset is carried on the Seller's Balance Sheet.

Section 1.3. Deposit Liabilities.
------------ -------------------

     (a) "Deposit Liabilities" shall mean all of Seller's duties, obligations and liabilities relating to the deposit accounts located at the Banking Centers as of the Effective Time (including accrued but unpaid or uncredited interest thereon).

     (b) Except for those liabilities and obligations specifically assumed by Purchaser under 1.2(b) above, Purchaser is not assuming any other liabilities or obligations. Liabilities not assumed include, but are not limited to, the following:

          (1) Seller's cashier checks) letters of credit, money orders, interest checks and expense checks issued prior to closing, consignments of U.S. Government "E" and "EE" bonds and any and all traveler's checks.

          (2) Liabilities or obligations with respect to any litigation, suits, claims, demands or governmental proceedings arising, commenced or made known to Seller prior to Closing and related to the Banking Centers.

          (3) Deposit accounts associated with lines of credit where the line of credit is excluded in accordance with Section 1.4 (b).

          (4) Deposit accounts associated with qualified retirement plans where Seller is the trustee of such plan or the sponsor of a prototype plan used by such plan.

          (5) Deposit accounts associated with Seller's group banking program, if any.

          (6) Self-directed individual retirement accounts, if any, it being understood that all other types of IRA Deposit Liabilities are intended to be transferred.

(c) Seller does not represent or warrant that any deposit customers whose accounts are assumed by Purchaser will become or continue to be customers of Purchaser after the Effective Time.

(d) Purchaser agrees to pay in accordance with law and customary banking practices all properly drawn and presented checks, drafts and withdrawal orders presented to Purchaser by mail, over the counter or through the check clearing system of the banking industry, by depositors of the accounts assumed, whether drawn on the checks, withdrawal or draft forms provided by Seller or by Purchaser, and in all other respects to discharge, in the usual course of the banking business, the duties and obligations of Seller with respect to the balances due and owing to the depositors whose accounts are assumed by Purchaser.

     (e) If, after the Effective Time, any depositor, instead of accepting the obligation of Purchaser to pay the Deposit Liabilities assumed, shall demand payment from Seller for all or any part of any such assumed Deposit Liabilities, Seller shall not be liable or responsible for making any such payment; provided, that if Seller shall pay the same, Purchaser agrees to reimburse Seller for any such payments, and Seller shall not be deemed to have made any representations or warranties to Purchaser with respect to any such checks, drafts or withdrawal orders and any such representations or warranties implied by law are hereby expressly disclaimed. Seller and Purchaser shall make arrangements to provide for the daily settlement with immediately available funds by Purchaser of checks, drafts, withdrawal orders, returns and other items presented to and paid by Seller within 60 calendar days after the Effective Time and drawn on or chargeable to accounts that have been assumed by Purchaser; provided, however, that Seller shall be held harmless and indemnified by Purchaser for acting in accordance with such arrangements.

     (f) Purchaser agrees, at its cost and expense, (1) to assign new account numbers to depositors of assumed accounts, (2) to notify such depositors, on or before the Effective Time, in a form and on a date mutually acceptable to Seller and Purchaser, of Purchaser's assumption of Deposit Liabilities, and (3) to furnish such depositors with checks on the forms of Purchaser and with instructions to utilize Purchaser's checks and to destroy unused check, draft and withdrawal order forms of Seller. (1f Purchaser so elects, Purchaser may offer to buy from such depositors their unused Seller check, draft and withdrawal order forms.) In addition, subsequent to regulatory approval, Seller will notify its affected customers by letter of the pending assignment of Seller's deposit accounts to Purchaser, which notice shall be at Seller's cost and expense and shall be in a form mutually agreeable to Seller and Purchaser.

     (g) Purchaser agrees to pay promptly to Seller an amount equivalent to the amount of any checks, drafts or withdrawal orders credited to an assumed account as of the Effective Time that are returned to Seller after the Effective Time.

     (h) As of the Effective Time, Purchaser will assume and discharge Seller's duties and obligations in accordance with the terms and conditions and laws, rules and regulations that apply to the certificates, accounts and other Deposit Liabilities assumed under this Agreement.

     (i) As of the Effective Time, Purchaser will maintain and safeguard in accordance with applicable law and sound banking practices all account documents, deposit contracts, signature cards, deposit slips, canceled items and other records related to the Deposit Liabilities assumed under this Agreement, subject to Seller's right of access to such records as provided in this Agreement.

     (j) Seller will render a final statement to each depositor of an account assumed under this Agreement as to transactions occurring through the Effective Time and will comply with all laws, rules and regulations regarding tax reporting of transactions of such accounts through the Effective Time; provided, however, that Seller shall not be obligated to render a final statement on any account not ordinarily receiving periodic statements in the ordinary course of Seller's business. Seller will be entitled to impose normal fees and service charges on a per-item basis, but Seller will not impose periodic fees or blanket charges in connection with such final statements.

     (k) As of the Effective Time, Purchaser, at its expense, will notify all Automated Clearing House ("ACH") originators of the transfers and assumptions made pursuant to the Agreement; provided, however, that Seller may, at its option, notify all such originators itself (on behalf of Purchaser) also at the expense of Purchaser. For a period of 60 calendar days beginning on the Effective Time, Seller will honor all ACH items related to accounts assumed under this Agreement which are mistakenly routed or presented to Seller. Seller will make no charge to Purchaser for honoring such items, and will electronically transmit such ACH data to Purchaser. If Purchaser cannot receive an electronic transmission, Seller will make available to Purchaser at Seller's operations center receiving items from the Automated Clearing House tapes containing such ACH data. Items mistakenly routed or presented after the 60-day period should be returned to the presenting party. Seller and Purchaser shall make arrangements to provide for the daily settlement with immediately available funds by Purchaser of any ACH items honored by Seller, and Seller shall be held harmless and indemnified by Purchaser for acting in accordance with this arrangement to accept ACH items.

     (l) As of the Effective Time, Purchaser agrees to use its best efforts to collect from Purchaser's customers amounts equal to any Visa or MasterCard charge backs under the MasterCard and Visa Merchant Agreements between Seller and its customers or amounts equal to any deposit items returned to Seller after the Effective Time which were honored by Seller prior to the Effective Time and remit such amounts so collected to Seller. Purchaser agrees to immediately freeze and remit to Seller any funds, up to the amount of the charged back or returned item that had been previously credited by Seller if such funds are available at the time of notification by Seller to Purchaser of the charged back or returned item. Notwithstanding the foregoing, Purchaser shall have no duty to remit funds for any item or charge that has been improperly returned or charged to Seller. Solely for the purposes of this Section 1.3(1), all references to Seller shall be deemed to include Seller and its assignees.

Section 1.4. Loans Transferred.
------------ -----------------

     (a) Seller will transfer to Purchaser as of the Effective Time, subject to the terms and conditions of this Agreement, all of Seller's right, title and interest in (including collateral relating thereto) loans maintained, serviced and listed in Seller's general ledger as loans of the Banking Centers (collectively, the "Loans"); provided, however the Loans shall not include any loans described in subsection

     (b) below. Such Loans (as well as any security interest related thereto) shall be transferred by means of a blanket (collective) assignment and not individually (except as may be otherwise required by law). Purchaser shall inform Seller not less than 45 calendar days prior to the proposed closing of any case in which filing information relating to any collateral for the Loans will be required for preparation of any assignments of liens.

(b) Notwithstanding the provisions of subsection (a) above, the Loans shall not include:

     (1) nonaccruals (which term shall include loans in which the collateral securing same has been repossessed or in which collection efforts have been instituted or, claim and delivery or foreclosure proceedings have been filed);

     (2)  loans 90 calendar days or more past due;

     (3)  loans upon which insurance has been force-placed;

     (4) indirect consumer loans, credit card loans, and real estate mortgage loans (1 to 4 family);

     (5) loans in connection with which the borrower has filed a petition for relief under the United States Bankruptcy Code prior to the Effective Time;

     (6)  loans set forth in Exhibit 1.4(b); or
                             --------------

     (7) loans identified by Purchaser in writing 45 calendar days or more prior to the Effective Time as not being purchased because of failure to meet the credit standards of Purchaser.

(c) Seller and Purchaser agree that Purchaser will become the beneficiary of credit life insurance written on direct consumer installment loans and coverage will continue to be the obligation of the current insurer after the Effective Time and for the duration of such insurance as provided under the terms of the policy or certificate. If Purchaser becomes the beneficiary of credit life insurance written on direct consumer installment loans, Seller and Purchaser agree to cooperate in good faith to develop a mutually satisfactory method by which the current insurer will make rebate payments to and satisfy claims of the holders of such certificates of insurance after the Effective Time. The parties obligations in this section are subject to any restrictions contained in existing insurance contracts as well as applicable laws and regulations.

(d) In connection with the transfer of any loans requiring notice to the borrower, Purchaser and Seller agree to comply with all notice and reporting requirements of the loan documents or of any law or regulation.

(e)  All Loans transferred to Purchaser shall be valued at their Net Book Value.

     (f) All Loans will be transferred without recourse and without any warranties or representations as to their collectibility or the creditworthiness of any of the obligors of such Loans.

     (g) Purchaser will at its expense issue new coupon books for payment of Loans for which Seller provides coupon books with instructions to utilize Purchaser's coupons and to destroy coupons furnished by Seller.

     (h) For a period of 30 calendar clays after the Effective Time, Seller will forward to Purchaser loan payments received by Seller. Purchaser shall reimburse Seller upon demand for checks returned on payments forwarded to Purchaser; however, to the extent possible, Seller will deduct the amount of such returned checks from payments received and shall settle with Purchaser by an official check.

     (i) As of the Effective Time, Seller shall transfer and assign all files, documents and records related to the Loans to Purchaser, and Purchaser will be responsible for maintaining and safeguarding all such materials in accordance with applicable law and sound banking practices.

     (j) If the balance due on any Loan purchased pursuant to this Section 1.4 has been reduced by Seller as a result of a payment by check received prior to the Effective Time, which item is returned after the Effective Time, the asset value represented by the Loan transferred shall be correspondingly increased and an amount in cash equal to such increase shall be paid by Purchaser to Seller promptly upon demand.

     (k) Seller shall grant to Purchaser as of the Effective Time a limited power of attorney, in substantially the form attached hereto as
          Exhibit 1.4(k) (the "Power of Attorney").

Section 1.5. Safe Deposit Business.
------------ ---------------------

     (a) As of the Effective Time, Purchaser will assume and discharge Seller's obligations with respect to the safe deposit box business at the Banking Centers in accordance with the terms and conditions of contracts or rental agreements related to such business, and Purchaser will maintain all facilities necessary for the use of such safe deposit boxes by persons entitled to use them.

     (b) As of the Effective Time, Seller shall transfer and assign the records related to such safe deposit box business to Purchaser, and Purchaser shall maintain and safeguard all such records and be responsible for granting access to and protecting the contents of safe deposit boxes at the Banking Centers.

     (c) Safe deposit box rental payments (not including late payment fees) collected by Seller before the Effective Time shall be prorated as of the Effective Time.

Section 1.6. Employee Matters.
------------ -----------------

     (a) Subject to Section 10.11 hereof, Purchaser shall offer employment to all employees employed by Seller at the Banking Centers as of the Effective Time (the "Employees"), in their then current functional positions at each office with remuneration not less than current levels (subject to normal salary increases) and benefits generally equivalent to current levels. Except for Purchaser's pension plan, Employees who become employees of Purchaser shall receive full credit for their prior service with Seller under Purchaser's benefit plans and policies, including its vacation and sick leave policies. As of the Effective Time, the Employees who become employees of Purchaser and their dependents, if any, previously covered under Seller's health insurance plan shall be covered under Purchaser's health insurance plan without being subject to any pre-existing condition limitations or exclusions except those excluded under Seller's health insurance plan. Employees who become employees of Purchaser shall not be required to satisfy the deductible and employee payments required by Purchaser's comprehensive medical and or dental plans for the calendar year of the Effective Time to the extent of amounts previously credited during such calendar year under comparable plans maintained by Seller. Employees who become employees of Purchaser shall receive full credit for their prior service with Seller for purposes of determining their participation eligibility and vesting rights under Purchaser's pension plan; benefits under Purchaser's pension plan shall accrue from the first day of service with Purchaser and shall be based on the number of years of service with Purchaser.

     (b) Seller makes no representations or warranties about whether any of the Empoyees will remain employed at the Banking Centers after the Effective Time. Seller will use its best efforts to maintain the Employees as employees of Seller at the Banking Centers until the Effective Time. Any Employee whose employment shall be terminated for any reason prior to the Effective Time or who shall elect not to be an employee of Purchaser shall be dealt with by Seller in its sole and absolute discretion. Seller agrees that, for a period of 12 months after the Effective Time, it will not solicit for employment any Employee who remains employed by Purchaser.

     (c) Purchaser agrees for a period of 12 months after the Effective Time no transferred Employee will be terminated without a severance benefit no less than the applicable severance benefit set forth in Exhibit
                                                                  -------
          1.6(c).
          ------

     (d) Purchaser agrees to include in any agreement for the purchase and assumption of the assets and liabilities of the Woodward Banking Centers protections for Employees no less than those protections provided pursuant to this Section 1.6.


Section 1.7. Records and Data Processing.
------------ ---------------------------

     (a) As of the Effective Time, Purchaser shall become responsible for maintaining the files, documents and records referred to in this Agreement. Purchaser will preserve and safekeep them as required by applicable law and sound banking practice for the joint benefit of Seller and Purchaser. After the Effective Time, Purchaser will permit Seller and its representatives, for reasonable cause, at reasonable times and upon reasonable notice and at Seller's expense, to examine, inspect, copy and reproduce any such files, documents or records as Seller deems reasonably necessary.

     (b) As of the Effective Time, Seller will permit Purchaser and its representatives, for reasonable cause, at reasonable times and upon reasonable notice and at Purchaser's expense, to examine, inspect, copy and reproduce files, documents or records retained by Seller regarding the assets and liabilities transferred under this Agreement as Purchaser deems reasonably necessary.

     (c) It is understood that certain of Seller's records may be available only in the form of photocopies, film copies or other non-original and non-paper media.

Section 1.8.  Security.
------------  --------

     As of the Effective Time, Purchaser shall be solely responsible for the security of and insurance on all persons and property located in or about the Banking Centers.

Section 1.9.  Taxes and Fees; Proration of Certain Expenses.
------------  ---------------------------------------------

     Purchaser shall be responsible for the payment of all fees and taxes related to this transaction; except that Purchaser shall not be responsible for, or have any liability with respect to, taxes on any income to Seller arising out of this transaction. Purchaser shall not be responsible for any income tax liability of Seller arising from the business or operations of the Banking Centers before the Effective Time, and Seller shall not be responsible for any tax liabilities of Purchaser arising from the business or operations of the Banking Centers after the Effective Time. Utility payments, telephone charges, real property taxes, personal property taxes, rent, salaries, deposit insurance premiums, other ordinary operating expenses of the Banking Centers and other expenses related to the liabilities assumed or assets purchased hereunder shall be prorated between the parties as of the Effective Time. To the extent any such item has been prepaid by Seller for a period extending beyond the Effective Time, there shall be a proportionate monetary adjustment in favor of Seller.

Section 1.10. Real Property.
------------- -------------

     (a)  Title Matters.
          -------------

          (i) Seller agrees to deliver to Purchaser as soon as reasonably possible upon Purchaser's request copies of all title information in possession of Seller, including, but not limited to, title insurance policies, attorneys' opinions on title, surveys, covenants, deeds, notes and mortgages and easements relating to the Real Property. Such delivery shall constitute no warranty by Seller as to the accuracy or completeness thereof or that Purchaser is entitled to rely thereon.

          (ii) Purchaser agrees to notify Seller in writing within 45 calendar days after the date that the documents described in Subsection 1.10(a)(i) above are delivered by Seller to Purchaser of any mortgages, pledges, material liens, encumbrances, reservations, tenancies, encroachments, overlaps or other title exceptions or zoning or similar land use violations (excluding legal but nonconforming uses) related to the Real Property to which Purchaser reasonably objects (the "Title Defects"). Purchaser agrees that Title Defects shall not include real property taxes not yet due and payable or easements, restrictions, tenancies, and rights of way which do not materially interfere with the use of the Real Property as a banking center. Seller shall make a good faith effort to correct any such Title Defect to Purchaser's reasonable satisfaction at least 10 calendar days prior to Closing; provided, however, that Seller shall not be obligated to bring any lawsuit or make any payments of money (except to pay liens that Seller does not dispute in good faith) to cure a Title Defect. If Seller is unable or unwilling to cure any such Title Defects to Purchaser's reasonable satisfaction, Purchaser shall have the option either to terminate this Agreement (upon written notice to Seller) with respect to the Banking Center at which the Real Property having such Title Defects is located or to receive title in its then existing condition. Upon termination of this Agreement with respect to a Banking Center pursuant to this Section 1.10, neither party shall have any further liability to the other party under this Agreement with respect to such Banking Center and the purchase price shall be adjusted accordingly.

          (iii) Purchaser shall have the right to update title matters at Closing for any changes which may have arisen between the date of Purchaser's original title search and the Closing Date. If such update indicates that any Title Defects have been placed of record since the date of Purchaser's original title search, and Purchaser reasonably objects thereto, then Seller may elect to delay the Closing with respect to the affected Banking Center for up to 30 calendar days while Seller makes a good faith effort to cure any such Title Defect to Purchaser's reasonable satisfaction; provided that Seller shall not be obligated to bring any lawsuit or make any payments of money (except to pay liens that Seller does not dispute in good faith) to cure a Title Defect. If Seller is unable or unwilling to cure any such Title Defect within such 30 day period, Purchaser shall have the option to receive title in the then existing condition or to terminate this Agreement (upon written notice to Seller) with respect to the Banking Center affected by the Title Defect, in which event neither party shall have any further liability to the other party under this Agreement with respect to such Banking Center and the purchase price shall be adjusted accordingly.

     (b)  Environmental Matters.
          ---------------------

          Purchaser shall have the right to conduct such investigation of environmental matters with respect to the Real Property as it may reasonably require and shall report the results of any such investigation, together with its objections to any material violation of applicable environmental law which impacts the Real Property or the use thereof as a banking center, if any, to Seller no later than 45 calendar days after the date of this Agreement; provided, however, that without the prior written consent of Seller, Purchaser shall not conduct any ground water monitoring or install any test well or undertake any other investigation which requires a permit or license from, or the reporting of the investigation or the results thereof to, a local or state environmental regulatory authority or the United States Environmental Protection Agency. If Purchaser objects to any material violation of applicable environmental law which impacts the Real Property or the use thereof as a banking center, Seller shall have the right, but not the obligation, to cure any such material violation of law which is discovered by Purchasers investigation. If Seller either refuses to give such written consent or refuses to cure any material violation of applicable environmental law relating to the Real Property or the use thereof as a banking center, Purchaser shall have the option either to purchase the Real Property in its then existing condition or to terminate this Agreement (upon written notice to Seller) with respect to the Banking Center at which the Real Property affected by such refusal is located in which event neither party shall have any further liability to the other under this Agreement with respect to such Banking Center and the purchase price shall be adjusted accordingly.

     (c)  Termination by Seller.
          ---------------------

          If Purchaser elects not to purchase a Banking Center pursuant to this
          Section 1.10, Seller may elect to terminate this Agreement in its entirety within 10 calendar days after its receipt of Purchaser's election not to purchase a Banking Center.


                                  ARTICLE II
                                  ----------
                          CLOSING AND EFFECTIVE TIME
                          --------------------------

Section 2.1. Effective Time.
------------ --------------

     (a) The purchase of assets and assumption of liabilities provided for in this Agreement shall occur at a closing (the "Closing") to be held at the offices of Seller in Dallas, Texas at 10:00 a.m. local time within 31 calendar days following the date of all approvals by regulatory agencies and after all statutory waiting periods have expired, but not before March 1, 1998, or at such other place, time or date on which the parties shall mutually agree. The effective time (the "Effective Time") shall be 2:00 p.m., local time, on the day on which the Closing occurs (the "Closing Date").

     (b) Purchaser may effect a closing of a purchase and assumption agreement relating to the sale of the assets and the assumption of the liabilities of the Woodward Banking Centers with Central National Bank of Alva (the "Subsequent Sale") on the Closing Date after the Effective Time and after the Closing has occurred, provided that as of the earlier of February 1, 1998 and the date which is 45 days prior to the Effective Date, Seller shall have received from Central National Bank of Alva a certification that Central National Bank of Alva has received all necessary regulatory approvals of the transactions provided in this Agreement, no proceeding to enjoin, restrain, prohibit or invalidate such transactions has been instituted or threatened, and all conditions of any regulatory approval have been met.

Section 2.2. Closing.
------------ -------

     (a) All actions taken and documents delivered at the Closing shall be deemed to have been taken and executed simultaneously, and no action shall be deemed taken nor any document delivered until all have been taken and delivered.

     (b) At the Closing, subject to all the terms and conditions of this Agreement, Seller shall deliver to Purchaser or, in the case of subsections (b)(5), (6), (7), (9) and (10), make reasonably available to Purchaser:

          (1) A limited warranty deed transferring title to the Real Property to Purchaser;

          (2)  A Bill of Sale, in substantially the form attached hereto as
               Exhibit 2.2(b)(2) (the "Bill of Sale"), transferring to Purchaser
               -----------------
               all of Seller's interest in the Personal Property and in the Loans;

          (3) An Assignment and Assumption Agreement, in substantially the form attached hereto as Exhibit 2.2(b)(3) (the "Assignment and
                                  ----------------
               Assumption Agreement"), assigning Seller's interest in the Equipment Leases, the Real Property Leases, the Safe Deposit Contracts, and the Deposit Liabilities;

          (4) Consents from third persons that are required to effect the assignments set forth in the Assignment and Assumption Agreement, including, but not limited to, the lessors under the Equipment Leases and the Real Property Leases (to the extent required by such leases);

          (5) Seller's keys to the safe deposit boxes and Seller's records related to the safe deposit box business at the Banking Centers;

          (6)  Seller's files and records related to the Loans;

          (7) Seller's records related to the deposit accounts assumed by Purchaser;

          (8) Immediately available funds in the net amount shown as owing to Purchaser by Seller on the Closing Statement, if any;

          (9)  The Coins and Currency;

          (10) Such of the other assets to be purchased as shall be capable of physical delivery;

          (11) A certificate of a proper officer of Seller, dated as of the date of Closing, certifying to the fulfillment of all conditions which are the obligation of

               Seller and that all of the representations and warranties of Seller set forth in this Agreement remain true and correct in all material respects as of Effective Time;

          (12) Certified copies of (A) he Articles of Association and Bylaws of Seller and (B) a resolution of the Board of Directors of Seller, or its Executive Committee, approving the sale of the Banking Centers contemplated hereby;

          (13) Such certificates and other documents as Purchaser and its counsel may reasonably require to evidence the receipt by Seller of all necessary corporate and regulatory authorizations and approvals for the consummation of the transactions provided for in this Agreement;

          (14) A Closing Statement, substantially in the form attached hereto as Exhibit 2.2(b)(14) (the "Closing Statement");
                  ------------------

          (15) An affidavit of Seller certifying that Seller is not a "foreign person" as defined in the federal Foreign Investment in Real Property Tax Act of 1980; and

          (16) The Power of Attorney.

               It is understood that the items listed in subsections b(5) and
               (9) shall be transferred after the Banking Centers have closed for business on the Closing Date and that the records listed in subsections b(6) and (7) will be transferred as soon as possible after the Closing, but in no event more than five (5) business days after the Closing.

     (c) At the Closing, subject to all the terms and conditions of this Agreement, Purchaser shall deliver to Seller:

          (1)  The Assignment and Assumption Agreement;

          (2) A certificate and receipt acknowledging the delivery and receipt of possession of the property and records referred to in this Agreement;

          (3) Immediately available funds in the net amount shown as owing to Seller by Purchaser on the Closing Statement, if any;

          (4) A certificate of a proper officer of Purchaser, dated as of the Date of Closing, certifying to the fulfillment of all conditions which are the obligation of Purchaser and that all of the representations and warranties of Purchaser set forth in this Agreement remain true and correct in all material respects as of the Effective Time;

          (5) Certified copies of (A) the Articles of Incorporation and Bylaws of the Purchaser and (B) a resolution of the Board of Directors, or its Executive

               Committee, of Purchaser approving the purchase of the Banking Centers contemplated hereby;

          (6) Such certificates and other documents as Seller and its counsel may reasonably require to evidence the receipt of Purchaser of all necessary corporate and regulatory authorizations and approvals for the consummation of the transactions provided for in this Agreement; and

          (7)  The Closing Statement.

     (d)  All instruments, agreements and certificates described in this Section
          2.2 shall be in form and substance reasonably satisfactory to the parties' respective legal counsel.

Section 2 3. Post-Closing Adjustments.
------------ ------------------------

     (a) Not later than 30 business days after the Effective Time (the "Post-Closing Balance Sheet Delivery Date"), Seller shall deliver to Purchaser a balance sheet dated as of the Effective Time and prepared in accordance with generally accepted accounting principles consistently applied reflecting the assets sold and assigned and the liabilities transferred and assumed hereunder (the "Post-Closing Balance Sheet"). Additionally, Seller shall deliver to Purchaser a list of loans purchased, individually identified by account number, which list shall be appended to the Bill of Sale. Seller shall afford Purchaser and its accountants and attorneys the opportunity to review all work papers and documentation used by Seller in preparing the Post-Closing Balance Sheet. Within 15 business days following the Post-Closing Balance Sheet Delivery Date (the "Adjustment Payment Date"), Seller and Purchaser shall meet at the offices of Seller in Dallas, Texas or such other location as may be mutually agreed, to effect the transfer of any funds as may be necessary to reflect changes in such assets and liabilities between the Pre-Closing Balance Sheet and the Post-Closing Balance Sheet together with interest thereon computed from the Effective Time to the Adjustment Payment Date at the applicable Federal Funds Rate (as hereinafter defined).

     (b) In the event that a dispute arises as to the appropriate amounts to be paid to either party on the Adjustment Payment Date, each party shall pay to the other on such Adjustment Payment Date all amounts other than those as to which a dispute exists. Any disputed amounts retained by a party which are later found to be due to the other party shall be paid to such other party promptly upon resolution with interest thereon from the Adjustment Payment Date to the date paid at the applicable Federal Funds Rate.

     (c) The Federal Funds Rate shall be the mean of the high and low rates quoted for Federal Funds in the Money Rates Column of the Wall Street Journal adjusted as such mean may increase or decrease during the period between the Effective Time and the Adjustment Payment Date.

                                  ARTICLE III
                                  -----------
                                INDEMNIFICATION
                                ---------------

Section 3.1.  Seller's Indemnification of Purchaser.
-----------   -------------------------------------

     Seller shall indemnify, hold harmless and defend Purchaser from and against any breach by Seller of any representation or warranty contained herein and all claims, losses, liabilities, demands and obligations, including reasonable attorneys' fees and expenses, arising out of any actions, suits or proceedings commenced prior to the Effective Time (other than proceedings to prevent or limit the consummation of this transaction) relating to operations at the Banking Centers; and, except as otherwise provided in this Agreement, Seller shall further indemnify, hold harmless and defend Purchaser from and against all claims, losses, liabilities, demands and obligations, including reasonable attorneys' fees and expenses; real estate taxes, intangibles and franchise taxes, sales and use taxes, social security and unemployment taxes, all accounts payable and operating expenses (including salaries, rents and utility charges) incurred by Seller prior to the Effective Time and which are claimed or demanded on or after the Effective Time, or which arise out of any actions, suits or proceedings commenced on or after the Effective Time and which relate to operations at the Banking Centers prior to the Effective Time.

Section 3.2. Purchaser's Indemnification of Seller.
------------ -------------------------------------

     (a) Purchaser shall indemnify, hold harmless and defend Seller from and against any breach by Purchaser of any representation or warranty contained herein and all claims, losses, liabilities, demands and obligations, including reasonable attorneys' fees and expenses, real estate taxes, intangibles and franchise taxes, sales and use taxes, social security and unemployment taxes, all accounts payable and operating expenses (including salaries, rents and utility charges), which Seller may receive, suffer or incur in connection with operations and transactions occurring after the Effective Time and which involve the Banking Centers, the assets transferred or the liabilities assumed pursuant to this Agreement.

     (b) In addition, Purchaser shall indemnify, hold harmless and defend Seller from and against any and all expenses, claims, losses, liabilities, demands and obligations, including reasonable attorneys' fees which Seller may receive, suffer or incur in connection with the Subsequent Sale.

Section 3.3. Claims for Indemnity.
------------ --------------------

          (a) A claim for indemnity under Sections 3.1 or 3.2 of this Agreement may be made by the claiming party at any time prior to 12 months after the Effective Time by the giving of written notice thereof to the other party. Such written notice shall set forth in reasonable detail the basis upon which such claim for indemnity is made. In the event that any such claim is made within such prescribed 12 month period, the indemnity relating to such claim shall survive until such claim is resolved. Claims not made within such 12 month period shall cease and no indemnity shall be made therefor.

     (b) In the event that any person or entity not a party to this Agreement shall make any demand or claim or file or threaten to file any lawsuit, which demand, claim or lawsuit may result in any liability, damage or loss to one party hereto of the kind for which such party is entitled to indemnification pursuant to Section 3.1 or 3.2 hereof, then, after written notice is provided by the indemnified party to the indemnifying party of such demand, claim or lawsuit, the indemnifying party shall have the option, at its cost and expense, to retain counsel for the indemnified party to defend any such demand, claim or lawsuit. In the event that the indemnifying party shall fail to respond within five calendar days after receipt of such notice of any such demand, claim or lawsuit, then the indemnified party shall retain counsel and conduct the defense of such demand, claim or lawsuit as it may in its discretion deem proper, at the cost and expense of the indemnifying party. In effecting the settlement of any such demand, claim or lawsuit, an indemnified party shall act in good faith, shall consult with the indemnifying party and shall enter into only such settlement as the indemnifying party shall approve (the indemnifying party's approval will be implied if it does not respond within ten calendar days of its receipt of the notice of such settlement offer).

Section 3.4. Limitations on Indemnification.
------------ ------------------------------

     Notwithstanding anything to the contrary contained in this Article III, no indemnification shall be required to be made by either party until the aggregate amount of all such claims by a party exceeds $50,000. Once such aggregate amount exceeds $50,000, such party shall thereupon be entitled to indemnification for all amounts in excess of such $50,000. IN ADDITION, THE PARTIES SHALL HAVE NO OBLIGATIONS UNDER THIS ARTICLE III FOR ANY CONSEQUENTIAL LIABILITY, DAMAGE OR LOSS THE INDEMNIFIED PARTY MAY SUFFER AS THE RESULT OF ANY DEMAND, CLAIM OR LAWSUIT.

                                  ARTICLE IV
                                  ----------
                   REPRESENTATIONS AND WARRANTIES OF SELLER
                   ----------------------------------------

     Seller hereby represents and warrants to Purchaser as follows, which representations and warranties shall survive the Effective Time for a period of 12 months:

SECTION 4.1. Corporate Organization.
------------ -----------------------

     Seller is a national banking association duly organized, validly existing and in good standing under the laws of the United States. Seller has the corporate power and authority to own its properties, to carry on its business as currently conducted and to effect the transactions contemplated herein.

Section 4.2. No Violation.
------------ ------------

     The Banking Centers have been operated in all material respects in accordance with applicable laws, rules and regulations. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein, will violate or conflict with (a) Seller's Articles of Association or Bylaws; (b) any material provision of any material agreement or any other material restriction of any kind to which seller is a party or by which seller is bound; (c) any material statute, law, decree, regulation or order of any governmental authority;

or (d) any material provision which will result in a default under, or which cause the acceleration of the maturity of any material obligation or loan to which Seller is a party.

Section 4.3. Corporate Authority.
------------ -------------------

     The execution and delivery of this Agreement, and the consummation of the transactions contemplated herein, have been duly authorized by Seller's Board of Directors (or the Executive Committee thereof). No further corporate authorization is necessary for Seller to consummate the transactions contemplated hereunder.

Section 4.4. Enforceable Agreement.
------------ ----------------------

     This Agreement has been duly authorized, executed and delivered by Seller and is the legal, valid and binding agreement of Seller, enforceable in accordance with its terms.

Section 4.5. No Brokers.
------------ ----------

     All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Seller and Purchaser, and there has been no participation or intervention by any other person, firm or corporation employed or engaged by or on behalf of Seller in such a manner as to give rise to any valid claim against Seller or Purchaser for a brokerage commission, finder's fee or like commission.

Section 4.6. Personal Property.
------------ -----------------

     Seller owns, and will convey to Purchaser at the Closing, all of Seller's right, title and interest to all of the Personal Property free and clear of any claims, mortgages, liens, security interests, pledges or encumbrances of any kind, except as may otherwise be set forth in this Agreement.

Section 4.7. Real Property.
------------ -------------

     Seller makes the following representations regarding the Real Property:

     (a) Except as specifically set forth herein, Seller has no knowledge of any condemnation proceedings pending against the Real Property.

     (b) Except as specifically set forth herein or disclosed to Purchaser in writing within 30 business days after the execution of this Agreement, Seller has not entered into any agreement regarding the Real Property, and the Real Property is not subject to any claim, demand, suit, lien, proceeding or litigation of any kind, pending or outstanding, or to the knowledge of Seller, threatened or likely to be made or instituted, which would in any way be binding upon Purchaser or its successors or assigns or materially affect or limit Purchaser's or its successors' or assigns' use and enjoyment of the Real Property or which would materially limit or restrict Purchaser's right or ability to enter into this Agreement and consummate the sale and purchase contemplated hereby.

     (c) Seller has or will have at Closing good and marketable fee simple title to the Real Property and, at Closing, will own the Real Property outright subject to no mortgage, pledge, lien, security interest, lease, charge, encumbrance or conditional sales or other title retention agreement except for real property taxes not yet due and payable, and easements and rights of way which do not materially interfere with the use of the Real Property as a banking center. Purchaser's sole remedy for a breach of the representations and warranties in this Section 4.7 shall be to elect not to purchase a Banking Center as provided in Section 1.10.

Section 4.8. Condition of Property.
------------ ------------ --------

     Except as may be otherwise specifically set forth in this Agreement, the Real Property and Personal Property to be purchased by Purchaser hereunder are sold AS IS, WHERE IS, with no warranties or representations whatsoever, except as may be expressly represented or warranted in this Agreement.

Section 4.9. Limitation of Representations and Warranties.
------------ ------------- -------------------------------

     Except as may be expressly represented or warranted in this Agreement by Seller, Seller makes no representations or warranties whatsoever with regard to any asset being transferred to Purchaser or any liability or obligation being assumed by Purchaser or as to any other matter or thing.

                                   ARTICLE V
                                   ---------
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER
                  -------------------------------------------

     Purchaser hereby represents and warrants to Seller as follows, which representations and warranties shall survive the Effective Time for a period of 12 months:

Section 5.1. Corporate Organization.
------------ ----------------------

     Purchaser is an Oklahoma banking corporation, duly organized, validly existing and in good standing under the laws of the state of Oklahoma. Purchaser has the corporate power and authority to own the properties being acquired, to assume the liabilities being transferred and to effect the transactions contemplated herein.

Section 5.2. No Violation.
------------ ------------

     Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein, will violate or conflict with (a) the Articles of Incorporation or Bylaws of Purchaser; (b) any material provision of any material agreement or any other material restriction of any kind to which Purchaser is a party or by which Purchaser is bound; (c) any material statute, law, decree, regulation or order of any governmental authority; or (d) any material provision which will result in a default under, or cause the acceleration of the maturity of, any material obligation or loan to which Purchaser is a party.

Section 5.3. Corporate Authority.
------------ -------------------

     The execution and delivery of this Agreement, and the consummation of the transactions contemplated herein, have been duly authorized by the Board of Directors (or Executive Committee) of Purchaser. No further corporate authorization on the part of Purchaser is necessary to consummate the transactions contemplated hereunder.

Section 5.4. Enforceable Agreement.
------------ ---------------------

     This Agreement has been duly authorized, executed and delivered by Purchaser and is the legal, valid and binding agreement of Purchaser enforceable in accordance with its terms.

Section 5.5. No Brokers.
------------ ----------

     All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Seller and Purchaser, and there has been no participation or intervention by any other person, firm or corporation employed or engaged by or on behalf of Purchaser in such a manner as to give rise to any valid claim against Seller or Purchaser for a brokerage commission, finder's fee or like commission.

                                  ARTICLE VI
                                  ----------
           OBLIGATIONS OF PARTIES PRIOR TO AND AFTER EFFECTIVE TIME
           --------------------------------------------------------

Section 6.1. Full Access.
------------ -----------

     Seller shall afford to the officers and authorized representatives of Purchaser upon prior notice and subject to Seller's normal security requirements, access to the properties, books and records pertaining to the Banking Centers in order that Purchaser may have full opportunity to make reasonable investigations, at reasonable times without interfering with the normal business and operations of the Banking Centers, or the affairs of Seller relating to the Banking Centers. The officers of Seller shall furnish Purchaser with one standard set of such additional financial and operating data and other information as to its business and properties at the Banking Centers, or where otherwise located, as Purchaser may, from time to time, reasonably request and as shall be available, including, without limitation, information required for inclusion in all governmental applications necessary to effect this transaction. Any additional copies of such information shall be produced and provided at Purchaser's expense. Nothing in this Section 6.1 shall require Seller to breach any obligation of confidentiality or to reveal any proprietary information, trade secrets or marketing or strategic plans. Records, including credit information, relating to the Loans will be made available for review by Purchaser no later than 30 calendar days after the execution of this Agreement. It is understood that certain of Seller's records may be available only in the form of photocopies, film copies or other non-original and non-paper media.

Section 6.2. Delivery of Magnetic Media Records.
------------ ----------------------------------

     Seller shall prepare or cause to be prepared at its expense and make available to Purchaser at Seller's data processing center magnetic media records in Seller's field format not later than 60 calendar days after the execution of this Agreement and further shall make available to Purchaser such records updated as of the Closing Date, which records shall contain the information related to the items described in Subsections 2.2(b)(6) and
(b)(7) above. Such updated records shall be made available at such time after Closing as agreed to by the parties. At its option, Seller may provide such reports in paper format instead of magnetic media format.

Section 6.3.  Application for Approval to Effect Purchase of Assets and
------------  ---------------------------------------------------------
Assumption of Liabilities.
-------------------------

     Within 30 calendar days following the execution of this Agreement, Purchaser shall prepare and file applications required by law with the appropriate regulatory authorities for approval to purchase and assume the aforesaid assets and liabilities, to establish branches at the locations of the Banking Centers, and to effect in all other respects the transactions contemplated herein. Purchaser agrees to process such applications in a diligent manner and on a priority basis and to provide Seller promptly with a copy of such applications as filed (except for any confidential portions thereof) and all material notices, orders, opinions, correspondence and other documents with respect thereto, and to use its best efforts to obtain all necessary regulatory approvals. On the date hereof, Purchaser knows of no reason why such applications should not receive all such approvals. Purchaser shall promptly notify Seller upon receipt by Purchaser of notification that any application provided for hereunder has been denied. Seller shall provide such assistance and information to Purchaser as shall be reasonably necessary for Purchaser to comply with the requirements of the applicable regulatory authorities.

Section 6.4. Conduct of Business: Maintenance of Properties.
------------ ----------------------------------------------

     From the date hereof until the Effective Time, Seller covenants that it will:

     (a) Carry on, or caused to be carried on, the business of the Banking Centers substantially in the same manner as on the date hereof, use all reasonable efforts to preserve intact its current business organization and preserve its business relationships with depositors, customers and others having business relationships with it and whose accounts will be retained at the Banking Centers; provided, however, that Seller need not, in its sole discretion, advertise or promote new or substantially new customer services in the principal market area of the Banking Centers;

     (b) Cooperate with and assist Purchaser in assuring the orderly transition of the business of the Banking Centers to Purchaser from Seller; and

     (c) Maintain the Real Property and the Personal Property in its current condition, ordinary wear and tear excepted.

Section 6.5. No Solicitation by Seller.
------------ -------------------------

     For a period of 12 months alter the Effective Time, Seller will not specifically target and solicit customers of the Banking Centers utilizing any customer or mailing list which consists primarily of customers of the Banking Centers; provided, however, these restrictions shall not restrict general mass mailings, telemarketing calls, statement stuffers and other similar communications directed to all the current customers of Seller or Seller's affiliates, or to the public or newspaper, radio or television advertisements of a general nature or otherwise prevent

Seller from taking such actions as may be required to comply with any applicable federal or state laws, rules or regulations. In addition, these restrictions shall not restrict (a) the solicitation of (i) customers whose accounts are normally established or maintained in offices other than the Banking Centers,
(ii) any credit or debit card customer which has an agreement for merchant services with Seller or Seller's affiliates, including their venture partners (including Unified Merchant Services); (b) the ability of Seller to install, operate and serve customers' needs through automated teller machines at any location; or (c) the solicitation of customers whose accounts are excluded by either Purchaser or Seller from the transactions contemplated by this Agreement.

Section 6.6 No Solicitation by Purchaser.
----------------------------------------

     Purchaser shall not, and shall cause Central National Bank of Alva not to, solicit any customer which, at the date hereof has an agreement with Seller or Seller's venture partner, Unified Merchant Services, for the processing of customer's credit and debit card transactions and other similar merchant services (said customers herein referred to as "Merchants") during the term of any such agreements, including any renewal term thereunder, or otherwise interfere in any way with Seller or Seller's venture partner, Unified Merchant Services, relationship with any such Merchant. Notwithstanding the foregoing, Purchaser at times, or from time to time may solicit such Merchants in Purchaser's market area as part of Purchaser's general direct marketing program, or by general solicitations such as newspaper, radio and television advertisements, as long as the Merchants as a group are not targeted for solicitation. Purchaser shall be in compliance with the restrictions contained above provided that (i) before mailing or telephoning, Purchaser or uses its record of Merchants to eliminate those Merchants from any mailing or telephone solicitation list of potential customers that comes into Purchaser's control and from any mailing or telephone solicitation list that is screened by a credit bureau at Purchaser's direction, directly or indirectly, and (ii) Purchaser does not otherwise intentionally direct any mailing or telephone solicitation or such Merchants or any substantial portion thereof. From and after the date of the Subsequent Sale, Purchaser shall cause Central National Bank of Alva to observe the restrictions contained in this Section 6.6, provided that alter the Subsequent Sale, with respect to the Woodward Banking Centers, the exceptions to the restrictions contained herein shall be apply to Central National Bank of Alva's market area.

Section 6.7. No Marketing by Purchaser.
-----------  --------------------------

     (a) Except in connection with the proposal for the Subsequent Sale of the Woodward Banking Centers, neither Purchaser nor its representatives shall market, offer to sell, sell, or enter into any kind of agreement or arrangement whatsoever with any party other than Seller regarding the Banking Centers or any asset or liability related thereto prior to the Effective Time.

     (b)  (b)   Should Purchaser breach this Section 6.7, the payment due under
          Section 1.2(a)(2) shall be a premium for the Deposit Liabilities and franchise value related to the Banking Centers equal to 7.08% of the Deposit Liabilities as defined in Section 1.3(a) hereof except such calculation shall assume the amount of Deposit Liabilities on September 30, 1997, instead of the Effective Date. Seller, moreover, shall not be precluded from seeking injunctive and other equitable relief in the event of such breach, it being agreed by the parties hereto that the money damages agreed to in this Section 6.7(0) are inadequate to protect Seller in the event of such breach.

Section 6.8. Further Actions.
------------ ---------------

     The parties hereto shall execute and deliver such instruments and take such other actions as the other party may reasonably require in order to carry out the intent of this Agreement.

Section 6.9. Fees and Expenses.
------------ -----------------

     Purchaser shall be responsible for the costs of all title examinations, title insurance fees, surveys, its own attorneys' and accountants' fees and expenses, recording costs, transfer fees, documentary stamps, and other expenses arising in connection therewith. Seller shall be responsible for its own attorneys' and accountants' fees and expenses related to this transaction.

Section 6.10. Breaches with Third Parties.
------------- ---------------------------

     If the assignment of any material claim, contract, license, lease, commitment, sales order or purchase order (or any material claim or right or any benefit arising thereunder) without the consent of a third party would constitute a breach thereof or materially affect the rights of Purchaser or Seller thereunder, then such assignment is hereby made subject to such consent or approval being obtained.

Section 6.11. Insurance.
------------- ---------

     As of the Effective Time, Seller will discontinue its insurance coverage maintained in connection with the Banking Center and the activities conducted thereon. Purchaser shall be responsible for all insurance protection for the Banking Center's premises and the activities conducted thereon immediately following the Effective Time. Pending the Closing, risk of loss shall be the responsibility of Seller.

Section 6.12. Public Announcements.
------------- --------------------

     Seller and Purchaser agree that, from the date hereof, neither shall make any public announcement or public comment, regarding this Agreement or the transactions contemplated herein without first consulting with the other party hereto and reaching an agreement upon the substance and timing of such announcement or comment. Further, Seller and Purchaser acknowledge the sensitivity of this transaction to the Employees and no announcements or communications with the public or these Employees shall be made without the prior approval of Seller.

Section 6.13. Tax Reporting.
------------- -------------

     Seller shall comply with all tax reporting obligations in connection with transferred assets and liabilities on or before the Effective Time, and Purchaser shall comply with all tax reporting obligations with respect to the transferred assets and liabilities after the Effective Time.

Section 6.14. Subsequent Sale.
------------- ---------------

     Notwithstanding anything in this Purchase and Assumption Agreement to the contrary, no undertaking by Central National Bank of Alva to observe the obligations of Purchaser hereunder shall relieve Purchaser of its obligations; Purchaser shall and shall cause Central National Bank of Alva to cooperate with Seller in customer communications and operational issues related to this transaction and the Subsequent Sale; however, Seller shall have no duty to communicate directly with Central National Bank of Alva. The failure of Purchaser and Central National Bank of Alva to consummate the Subsequent Sale or any transaction or action related thereto shall not in any way affect Purchaser's obligation to consummate this Purchase and Assumption Agreement on the Effective Date.


                                  ARTICLE VII
                                  -----------
                     CONDITIONS TO PURCHASER'S OBLIGATIONS
                     -------------------------------------

     The obligation of Purchaser to complete the transactions contemplated in this Agreement are conditioned upon fulfillment, on or before the Closing, of each of the following conditions:

Section 7.1. Representations and Warranties True.
------------ -----------------------------------

     The representations and warranties made by Seller in this Agreement shall be true in all material respects on and as of the Effective Time as though such representations and warranties were made at and as of such time, except for any changes permitted by the terms hereof or consented to by Purchaser.

Section 7.2. Obligations Performed.
------------ ---------------------

     Seller shall (a) deliver or make available to Purchaser those items required by Section 2.2 hereof, and (b) perform and comply in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by it prior to or on the Effective Time.

Section 7.3. No Adverse Litigation.
------------ ---------------------

     As of the Effective Time, no action, suit or proceeding shall be pending or threatened against Seller which is reasonably likely to (a) materially and adversely affect the business, properties and assets of the Banking Centers, or
(b) materially and adversely affect the transactions contemplated herein.

Section 7.4. Regulatory Approval.
------------ -------------------

     (a) Purchaser shall have received all necessary regulatory approvals of the transactions provided in this Agreement, all notice and waiting periods required by law to pass shall have passed, no proceeding to enjoin, restrain, prohibit or invalidate such transactions shall have been instituted or threatened, and any conditions of any regulatory approval shall have been met.

     (b) Such approvals shall not have imposed any condition which is materially disadvantageous or burdensome to Purchaser.

                                 ARTICLE VIII
                                 ------------
                      CONDITIONS TO SELLER'S OBLIGATIONS
                      ----------------------------------

     The obligation of Seller to complete the transactions contemplated in this Agreement are conditioned upon fulfillment, on or before the Closing, of each of the following conditions:

Section 8.1  Representations and Warranties True.
-----------  -----------------------------------

     The representations and warranties made by Purchaser in this Agreement shall be true in all material respects at and as of the Effective Time as though such representations and warranties were made at and as of such time, except for any changes permitted by the terms hereof or consented to by Seller.

Section 8.2. Obligations Performed.
------------ ---------------------

     Purchaser shall (a) deliver to Seller those items required by Section 2.2 hereof, and (b) perform and comply in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by it prior to or on the Effective Time.

Section 8.3. No Adverse Litigation.
------------ ---------------------

     As of the Effective Time, no action, suit or proceeding shall be pending or threatened against Purchaser or Seller which might materially and adversely affect the transactions contemplated hereunder.

Section 8.4. Regulatory Approval.
------------ --------------------

     (a) Purchaser shall have received from the appropriate regulatory authorities approval of the transactions contemplated herein, waiting periods required by law to pass shall have passed, no proceeding to enjoin, restrain, prohibit or invalidate such transactions shall have been instituted or threatened, and any conditions of any regulatory approval shall have been met.

     (b) Such approvals shall not have imposed any condition which is materially disadvantageous or burdensome to Seller.

                                  ARTICLE IX
                                  ----------
                                  TERMINATION
                                  -----------

Section 9.1. Methods of Termination.
------------ ---------- -----------

     This Agreement may be terminated in any of the following ways:

     (a) by either Purchaser or Seller, in writing five calendar days in advance of such termination, if the Closing has not occurred by March 31,1998;

     (b) at any time on or prior to the Effective Time by the mutual consent in writing of Purchaser and Seller;

     (c) by Purchaser in writing if the conditions set forth in Article VII of this Agreement shall not have been met by Seller or waived in writing by Purchaser within 31 calendar days following the date of all approvals by regulatory agencies and alter all statutory waiting periods have expired;

     (d) by Seller in writing if the conditions set forth in Article VIII of this Agreement shall not have been met by Purchaser or waived in writing by Seller within 31 calendar days following the date of all approvals by regulatory agencies and after all statutory waiting periods have expired;

     (e) any time prior to the Effective Time, by Purchaser or Seller in writing if the other shall have been in breach of any representation and warranty in any material respect (as if such representation and warranty had been made on and as of the date hereof and on the date of the notice of breach referred to below), or in breach of any covenant, undertaking or obligation contained herein, and such breach has not been cured by the earlier of 30 calendar days after the giving of notice to the breaching party of such breach or the Effective Time; provided, however that there shall be no cure period in connection with any breach of (x) Section 6.3 hereof, so long as such breach by Purchaser was not caused by any action or inaction of Seller, and Seller may terminate this Agreement immediately if regulatory applications are not filed within 30 calendar days after the date of this Agreement as provided in that Section or (y) Section 6.7(a);

     (f) by Seller in writing at any time after any applicable regulatory authority has denied approval of any application of Purchaser for approval of the transactions contemplated herein; or

     (g)  in accordance with Section 1.10 hereof.;


Section 9.2. Procedure Upon Termination.
------------ --------------------------

     In the event of termination pursuant to Section 9.1 hereof, and except as otherwise stated therein, written notice thereof shall be given to the other party, and this Agreement shall terminate immediately upon receipt of such notice unless an extension is consented to by the party having the right to terminate.

     If this Agreement is terminated as provided herein,

     (a) each party will return all documents, work papers and other materials of the other party, including photocopies or other duplications thereof, relating to this transaction, whether obtained before or after the execution hereof, to the party furnishing the same; and

     (b) all information received by either party hereto with respect to the business of the other party (other than information which is a matter of public knowledge or which has heretofore been published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for any business purpose by such party or disclosed by such party to third persons.

Section 9.3. Payment of Expenses.
------------ -------------------

          Should the transactions contemplated herein not be consummated because of a party's breach of this Agreement, in addition to such damages as may be recoverable in law or equity, the other party shall be entitled to recover from the breaching party upon demand, itemization and documentation, its reasonable outside legal, accounting, consulting and other out-of-pocket expenses.


                                   ARTICLE X
                                   ---------
                           MISCELLANEOUS PROVISIONS
                           ------------------------

SECTION 10.1. AMENDMENT AND MODIFICATION.
------------- --------------------------

          The parties hereto, by mutual consent of their duly authorized officers, may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

Section 10.2.  Waiver or Extension.
-------------  -------------------

          Except with respect to required approvals of the applicable governmental authorities, either party, by written instrument signed by a duly authorized officer, may extend the time for the performance of any of the obligations or other acts of the other party and may waive (a) any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (b) compliance with any of the undertakings, obligations, covenants or other acts contained herein.

Section 10.3. Assignment.
------------- -----------

          This Agreement and all of the provisions hereof shall be binding upon, and shall inure to the benefit of, the parties hereto and their permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other. Notwithstanding the foregoing, assignment by operation of law resulting from Seller's merger with an Affiliated bank will not be prohibited by this section.

Section 10.4. Confidentiality.
------------- ---------------

          Seller and Purchaser agree that the Confidentiality Agreement dated August 4, 1997, between Seller and Purchaser (the "Confidentiality Agreement") shall survive the execution hereof and the consummation of the transactions contemplated herein.

Section 10.5.  Addresses for Notices, Etc.
-------------  --------------------------

          All notices, requests, demands, consents and other communications provided for hereunder and under the related documents shall be in writing and mailed (by registered or certified mail, return receipt requested), telegraphed, telexed, telecopied or personally delivered (with receipt thereof acknowledged) to the applicable party at the address indicated below:

               If to Seller:       NationsBank, NA
                                   100 North Tryon Street
                                   NC1-007-33-02
                                   Charlotte, North Carolina 28255
                                   Attn: Frank L. Gentry, EVP
                                   Fax: 704-386-6416

               with a copy to      Rachel R. Cummings, Esq.
                                   100 North Tryon Street
                                   NC1-007-20-01
                                   Charlotte, North Carolina 28255
                                   Fax: 704-386-6453


               If to Purchaser:    BancFirst
                                   101 North Broadway
                                   Oklahoma City, Oklahoma
                                   Attn: Mr. David E. Rainbolt
                                   Fax: (405)270-1089

               with a copy to:     Marion C. Bauman & Associates
                                   3550 West Main Street
                                   Norman, Oklahoma 73072
                                   Attn: Marion C. Bauman, Esq.
                                   Fax: (405)329-5520

on, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section.

Section 10.6. Counterparts.
------------- ------------

          This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 10.7. Headings.
------------- --------

          The headings of the Sections and Articles of this Agreement are inserted for convenience only and shall not constitute a part thereof.

Section 10.8. Governing Law.
------------- -------------

          This Agreement shall be governed by, and construed in accordance with, the laws of the State of Oklahoma.

Section 10.9.  Sole Agreement.
-------------  --------------

          Except for the Confidentiality Agreement, this Agreement and the exhibits and attachments hereto represent the sole agreement between the parties hereto respecting the transactions contemplated hereby and all prior or contemporaneous written or oral proposals, agreements in principle, representations, warranties and understandings between the parties with respect to such matters are superseded hereby and merged herein.

Section 10.10. Severability.
-------------- ------------

          If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

Section 10.11. Parties In Interest.
-------------- -------------------

          Nothing in this Agreement, express or implied, expressly including, without limiting the generality of the foregoing in any way, the provisions of
Section 1.6(a) hereof, all provisions related to furnishing of information by Seller to Purchaser, and all provisions related to Closing, is intended or shall be construed to confer upon or give to any person (other than the parties hereto, their successors and permitted assigns) any rights or remedies under or by reason of this Agreement, or any term, provision, condition, undertaking, warranty, representation, indemnity, covenant or agreement contained herein.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers as of the date first written above.


ATTEST:                                      NATIONSBANK, N.A.


/s/ Tracy M. Hembrick                        By: /s/ Frank L. Gentry
--------------------------------                -----------------------------
Name:  Tracy M. Hembrick                     Name: Frank L. Gentry
     ---------------------------                  ---------------------------
Title: Assistant Vice President              Title: Executive Vice President
      --------------------------                   --------------------------


ATTEST:                                      BANCFIRST


/s/ Joe T. Shrikley, Jr.                     By: /s/ David Rainbert
--------------------------------                -----------------------------
Name:  Joe T. Shrikley, Jr.                  Name: David Rainbert
     ---------------------------                  ---------------------------
Title: Executive Vice President              Title: CEO
      --------------------------                   --------------------------

                       PURCHASE AND ASSUMPTION AGREEMENT
                                    BETWEEN
                               NATIONSBANK, N.A

                                      AND

                                   BANCFIRST


                                 EXHIBIT LIST


     EXHIBIT No.         DESCRIPTION
     -----------         -----------
       1.1(b)            List of Excluded Assets
       1.4(b)            List of Loans
       1.4(k)            Power of Attorney
       1.6(c)            Severance Benefits
       2.2(b)(2)         Form of Bill of Sale
       2.2(b)(3)         Form of Assignment and
                         Assumption Agreement
       2.2(b)(14)        Form of Closing Statement

                                EXHIBIT 1.1(B)
                                -------------

                       PURCHASE AND ASSUMPTION AGREEMENT
                                    BETWEEN
                               NATIONSBANK, N.A.
                                      AND
                                   BANCFIRST


                            LIST OF EXCLUDED ASSETS

Artwork in the Banking Centers

Nonconforming equipment, including computer equipment

                                EXHIBIT 1.4(B)
                                -------------

                       PURCHASE AND ASSUMPTION AGREEMENT
                                    BETWEEN
                              NATIONSBANK, N.A.
                                      AND
                                   BANCFIRST


                            LIST OF EXCLUDED LOANS

(See the attached list.)

                                Exhibit 1.4(b)

-----------------------------------------------------------------------------------------------------------
     Customer           Customer        Note        Current       Previous       Current       Commitment
-----------------------------------------------------------------------------------------------------------
       Name              Number        Number       Cost Ctr      Cost Ctr       Balance         Balance
-----------------------------------------------------------------------------------------------------------
AJ Acid, Inc            3001962         9908          8450          8451        25,163.51      25,163.51
-----------------------------------------------------------------------------------------------------------
AJ Acid, Inc            3001962         9908          8450          8451        23,984.99      23,984.99
-----------------------------------------------------------------------------------------------------------
Acid, Inc               5100631         0100          8450          8451            75.76      50,000.00
-----------------------------------------------------------------------------------------------------------
Acid, Inc               5100631         9003          8450          8451         5,270.18       5,270.18
-----------------------------------------------------------------------------------------------------------
Acid, Inc               5100631         9004          8450          8451        18,988.46      18,988.46
-----------------------------------------------------------------------------------------------------------
Acid, Inc               5100631         9005          8450          8451         8,222.47       8,222.47
-----------------------------------------------------------------------------------------------------------
Acid, Inc               5100631         9007          8450          8451        18,544.59      18,544.59
-----------------------------------------------------------------------------------------------------------
Acid, Inc               5100631         9008          8450          8451        20,792.31      20,792.31
-----------------------------------------------------------------------------------------------------------
Cannon, Charles Jr      5123674         9001          8450          8451        50,001.00     107,050.00
-----------------------------------------------------------------------------------------------------------
Cannon, Charles Jr      5123682         9001          8450          8451        83,540.51      83,540.51
-----------------------------------------------------------------------------------------------------------
Kafer, Bob              5188792         0001          8450          8451        42,060.00      50,065.00
-----------------------------------------------------------------------------------------------------------
Kafer, Bob              5188792         0099          8450          8451         sec LTMC      50,085.00
-----------------------------------------------------------------------------------------------------------
Kafer, Bob              5188792         9002          8450          8451       118,984.80     118,984.80
-----------------------------------------------------------------------------------------------------------
Kafer, Bob/Carol         518808         9001          8450          8451           668.72         668.72
-----------------------------------------------------------------------------------------------------------
Rogers, Jack            5240638         9001          8450          8451        44,512,88      44,512,88
-----------------------------------------------------------------------------------------------------------
Rogers Oil Company      5240727         9003          8450          8451             0.00      65,100.00
-----------------------------------------------------------------------------------------------------------
Rogers Oil Company      5240727         9004          8450          8451        70,945.35      70,945.35
-----------------------------------------------------------------------------------------------------------
Rogers Oil Company      5240727         9006          8450          8451        83,190.18      83,190.18
-----------------------------------------------------------------------------------------------------------
Kelle Oil Company       5189799         9001          8450          8451       100,000.00     100,000.00
-----------------------------------------------------------------------------------------------------------
Kelle, Slave            5189810         9001          8450          8451        10,540.81      19,640.81
-----------------------------------------------------------------------------------------------------------
Kelle, John             5189764         9001          8450          8451         2,533.90       2,533.90
-----------------------------------------------------------------------------------------------------------
South Haven LP          5254000         9001          8450          8451        85,000.00     100,000.00
-----------------------------------------------------------------------------------------------------------
South Haven LP          5254000         9002          8450          8451       322,023.56     322,023.56
-----------------------------------------------------------------------------------------------------------
Audio Innovations       5106133         9001          9050          9050       355,000.00   1,000,000.00
-----------------------------------------------------------------------------------------------------------
Audio Innovations       5106133         9002          9060          9060        14,967.93      14,967.93
-----------------------------------------------------------------------------------------------------------
Audio Innovations       5106133         9003          8450          9050       378,837.97     378,837.97
-----------------------------------------------------------------------------------------------------------
H E Heritage PS         5166942         9001          8450          9050     1,549,167.40   1,549,187.40
-----------------------------------------------------------------------------------------------------------
H E Heritage PS         5160985         9001          8450          9050     1,549,167.40   1,549,187.40
-----------------------------------------------------------------------------------------------------------
H E Heritage Inn        5172276         9001          8450          9050     1,484,548.19   1,484,646.18
-----------------------------------------------------------------------------------------------------------
Midwest Heritage        5211441         9001          8450          9050     1,389,168.69   1,369,166.69
-----------------------------------------------------------------------------------------------------------
Midwest Heritage        5211408         9001          8450          9050     1,680,009.15   1,680,009.15
-----------------------------------------------------------------------------------------------------------
Midwest Heritage        5211476         9001          8450          9050     1,360,555.58   1,360,555.58
-----------------------------------------------------------------------------------------------------------
Midwest Heritage        5211484         9001          8450          9050     1,475,555.54   1,475,555.54
-----------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------

--------------------------------------------------------------------------
                                             Comments
--------------------------------------------------------------------------
AJ Acid, Inc
--------------------------------------------------------------------------
AJ Acid, Inc
--------------------------------------------------------------------------
Acid, Inc
--------------------------------------------------------------------------
Acid, Inc
--------------------------------------------------------------------------
Acid, Inc
--------------------------------------------------------------------------
Acid, Inc
--------------------------------------------------------------------------
Acid, Inc
--------------------------------------------------------------------------
Acid, Inc
--------------------------------------------------------------------------
Cannon, Charles Jr            Loan was made by FEK while in Blackwell
--------------------------------------------------------------------------
Cannon, Charles Jr            This loan has always been in Ponca
--------------------------------------------------------------------------
Kafer, Bob
--------------------------------------------------------------------------
Kafer, Bob                    This is used to 0001, but needs to be 8450
--------------------------------------------------------------------------
Kafer, Bob
--------------------------------------------------------------------------
Kafer, Bob/Carol
--------------------------------------------------------------------------
Rogers, Jack                  President/owner of Rogers OH Co.
--------------------------------------------------------------------------
Rogers Oil Comapny
--------------------------------------------------------------------------
Rogers Oil Comapny
--------------------------------------------------------------------------
Rogers Oil Comapny
--------------------------------------------------------------------------
Kelle Oil Company
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Kelle, Slave                  President/owner of Kelle Oil Co.
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Kelle, John                   Steve Kelle's & Son
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South Haven LP                Steve Kelle's & Carl Parcher partownership
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South Haven LP                Steve Kelle's & Carl Parcher partownership
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Audio Innovations             Want to change to 8450 Ponca
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Audio Innovations             Want to change to 8450 Ponca
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Audio Innovations             Want to change to 8450 Ponca
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H E Heritage PS               100% participated to Liborty
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H E Heritage PS               100% participated to Liborty
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H E Heritage Inn
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Midwest Heritage
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Midwest Heritage
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Midwest Heritage
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Midwest Heritage
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

                                EXHIBIT 1.4(K)
                                -------------

                       PURCHASE AND ASSUMPTION AGREEMENT
                                    BETWEEN
                               NATIONSBANK, N.A
                                      AND
                                   BANCFIRST


                               POWER OF ATTORNEY


     THIS POWER OF ATTORNEY is dated this __________ day of_____ 1998, by NationsBank, N.A., a national banking association ("Seller"), to be effective as of 2:00 p.m. on ___________________, 199___.

                             W I T N E S S E T H:
                             -------------------

     WHEREAS, Seller and BancFirst("Purchaser") have entered into a Purchase and Assumption Agreement dated as of __________, 199__ (the "Agreement"), which provides for the sale by Seller to Purchaser of certain personal property; and

     WHEREAS, in a Bill of Sale to Purchaser dated _________, 199___ (the "Bill of Sale"), Seller has agreed, from time to time, at the request of Purchaser to execute, acknowledge and deliver to Purchaser any and all instruments, documents, endorsements, assignments, information, materials and other papers that may be reasonably required to (i) transfer to Purchaser certain Assets (as defined in the Bill of Sale) being acquired by Purchaser pursuant to the Agreement, including loans and the collateral therefor to the extent of Seller's interest in such collateral and files and records relating to such loans, (ii) enable Purchaser to bill, collect, service and administer the loans transferred thereby and (iii) give full force and effect to the intent and purpose of the Bill of Sale.

     NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, Seller hereby irrevocably appoints and authorizes the President or any Vice President, or the Secretary or any Assistant Secretary, of Purchaser as its attorney-in-fact solely for the purpose of endorsing and recording, pursuant to the Bill of Sale, certificates of title for vehicles and similar documents, provided, such power of attorney is not intended to and does
                   --------
not convey to Purchaser any right to endorse or record any documents of title relating to collateral other than collateral transferred pursuant to the Bill of Sale as described in the preceding paragraph.

     IN WITNESS WHEREOF, Seller has caused this Power of Attorney to be duly executed by its duly authorized officer as of the day and year first above written.

WITNESSES:                             NATIONSBANK, NA.

______________________________         By:  __________________________
                                            __________________________
______________________________         Its: __________________________

STATE OF________       )
                       )
COUNTRY OF ____________)

     Before me, the undersigned Notary Public, in and for the State and County aforesaid, duly commissioned, qualified and acting, personally appeared ______________________, with whom I am personally acquainted (or proved to me on the basis of satisfactory evidence), and who, upon oath, acknowledged him/herself to be ______________________ of NationsBank, N.A., a national banking association, and she, as such officer, being authorized so to do, executed the foregoing instrument for the purposes therein contained by signing the name of the association by him/herself as such officer

     WITNESS my hand and official seal of office at ___________________, __________ County,_____________, this the ____ day of ____________, 199___.

                                 ______________________________________
                                 Notary Public


My commission expires:__________________

                                EXHIBIT 1.6(C)
                                -------------

                       PURCHASE AND ASSUMPTION AGREEMENT
                                    BETWEEN
                               NATIONSBANK, N.A.
                                      AND

                                   BANCFIRST

                              SEVERANCE BENEFITS


         A PAYMENT EQUAL TO TWO WEEKS OF BASE SALARY FOR EACH YEAR OF
                COMPLETED SERVICE, WITH A MAXIMUM OF 26 WEEKS.

                               EXHIBIT 2.2(B)(2)
                               ----------------

                       PURCHASE AND ASSUMPTION AGREEMENT
                                    BETWEEN
                                NATIONSBANK, NA
                                      AND
                                   BANCFIRST


                                 BILL OF SALE


     THIS BILL OF SALE is dated this _____ day of____________, 199__, by NationsBank, N.A., a national banking association ("Seller").

                             W I T N E S S E T H:
                             -------------------

     WHEREAS, Seller and BancFirst, an Oklahoma banking corporation ("Purchaser"), have entered into a Purchase and Assumption Agreement dated as of ______________, 199___ (the "Agreement"), which provides for the sale by Seller to Purchaser of certain personal property and loans related to Seller's offices located at

BARTLESVILLE - 422 S. Dewey, Bartlesville, OK
BLACKWELL MAIN - 101 N. Main, Blackwell, OK
BLACKWELL DRIVE-IN - 124 W. Blackwell, Blackwell, OK
BRAMAN - 402 Broadway, Braman, OK
BRAMAN HISTORICAL BUILDING - 401 Broadway, Braman, OK
CUSHING - 1301 E. Main, Cushing, OK
GUTHRIE - 301 E. Cleveland, Guthrie, OK
KAW CITY - 700 Morgan Square, Kaw City, OK
PERRY - 636 Elm Street, Perry, OK
SHIDLER - 201 S. Cosden, Shidler, OK
STILLWATER - 601 S. Husband, Stillwater, OK
WILLIAMS - 2519 Williams, Woodward, OK
WOODWARD MAIN - 722 W. Main, Woodward, OK
WOODWARD DRIVE-IN - 1116 Seventh Street, Woodward, OK

(the "Banking Centers"), all as set forth in the Agreement;

     NOW, THEREFORE, Seller, for good and valuable consideration, receipt of which is hereby acknowledged, does hereby grant, bargain, sell, assign, set over, convey and transfer to Purchaser all of its right, title and interest in and to the following assets (the "Assets"):

     (a) All furniture, fixtures, equipment and other tangible personal property located in the Banking Centers, except for those items listed in Exhibit 1.1(b) of the Agreement;

     (b) All of the loans maintained, serviced and listed in Seller's general ledger as loans of the Banking Centers (except for those loans described in Section 1.4(b) of the Agreement), a list of such specific loans to be attached hereto on the Post-Closing Balance Sheet Delivery Date (the "Loans"); and

     (c) All of Seller's files and records related to the Loans and the Equipment Leases, Deposit Liabilities and other liabilities (as such terms are defined or described in the Agreement).

     Seller, for itself and its successors and assigns, does hereby covenant and agree to and with Purchaser and its successors and assigns that it (i) is seized of, and has the right to convey to Purchaser, such title to the Assets as is provided in the Agreement, (ii) will warrant and defend said title to the Assets in the manner provided in the Agreement, and (iii) shall, from time to time, at the request of Purchaser, execute, acknowledge and deliver to Purchaser any and all further instruments, documents, endorsements, assignments, information, materials and other papers that may be reasonably required to transfer the Assets to Purchaser, to enable Purchaser to bill, collect, service and administer the Loans and to give full force and effect to the full intent and purposes of this Bill of Sale.

     IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be duly executed by its duly authorized officers and its corporate seal to be affixed hereto, all as of the day and year first above written.


                                   NATIONSBANK N.A.


                                   By: __________________________
                                   Name: ________________________
                                   Title: _______________________

ATTEST:

________________________
______________ Secretary

                               EXHIBIT 2.2(B)(3)
                               ----------------

                       PURCHASE AND ASSUMPTION AGREEMENT
                                    BETWEEN
                               NATIONSBANK, N.A.
                                      AND
                                   BANCFIRST


                      ASSIGNMENT AND ASSUMPTION AGREEMENT


     THIS ASSIGNMENT AND ASSUMPTION AGREEMENT is entered into this ___ day of______________ , 199___, by and between, NationsBank, N.A., a national banking association ("Seller"), and BancFirst, an Oklahoma banking corporation ("Purchaser").

                             W I T N E S S E T H:
                             -------------------

     WHEREAS, Seller and Purchaser have entered into a Purchase and Assumption Agreement dated as of________,199__ (the "Agreement"), which provides for the assignment by Seller of all of its rights and interests in and to certain leases, contracts, deposit accounts and other liabilities related to Seller's offices located at

BARTLESVILLE - 422 S. Dewey, Bartlesville, OK

BLACKWELL MAIN - 101 N. Main, Blackwell, OK

BLACKWELL DRIVE-IN - 124 W. Blackwell, Blackwell, OK

BRAMAN - 402 Broadway, Braman, OK

BRAMAN HISTORICAL BUILDING - 401 Broadway, Braman, OK

CUSHING - 1301 E. Main, Cushing, OK

GUTHRIE - 301 E. Cleveland, Guthrie, OK

KAW CITY - 700 Morgan Square, Kaw City, OK

PERRY - 636 Elm Street, Perry, OK

SHIDLER - 201 S. Cosden, Shidler, OK

STILLWATER - 601 S. Husband, Stillwater, OK

WILLIAMS - 2519 Williams, Woodward, OK

WOODWARD MAIN - 722 W. Main, Woodward, OK

WOODWARD DRIVE-IN - 1116 Seventh Street, Woodward, OK

(the "Banking Centers"), and the assumption by Purchaser of all of Seller's liabilities and obligations thereunder, all as set forth in the Agreement;

     NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, receipt of which is hereby acknowledged by Seller and Purchaser, Seller hereby assigns, transfers and sets over to Purchaser all of Seller's rights and interest to, and Purchaser does hereby assume all of Seller's liabilities and obligations in connection with, the following assets (the "Assets");

     (a) All equipment leases for equipment located at the Banking Centers (the "Equipment Leases");

     (b) All deposit accounts located at the Banking Centers, except for those deposit accounts and liabilities described in Section 1.3(b) of the Agreement (the "Deposit Liabilities");

     (c)  Safe Deposit Contracts; and

     (d)  Real Property Leases.

     This Assignment and Assumption Agreement shall be binding upon, and shall inure to the benefit of, Seller, Purchaser, and each of their successors and assigns and shall be subject to the terms and conditions of the Agreement In the event of a conflict between any of the terms and provisions hereof and the Agreement, the Agreement shall be deemed to control.

     This Assignment and Assumption Agreement, and the rights and obligations of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of Oklahoma.

     IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be executed by their duly authorized officers and their corporate seals to be affixed hereto, all as of the day and year first above written.

ATTEST:                                  NATIONSBANK, N.A.


_____________________________            By:___________________________
Name: _______________________            Name:_________________________
Title: ______________________            Title_________________________



ATTEST:                                  BANCFIRST


_____________________________            By: __________________________
Name: _______________________            Name: ________________________
Title: ______________________            Title:________________________

                              EXHIBIT 2.2(B)(14)
                              -----------------

                       PURCHASE AND ASSUMPTION AGREEMENT
                                    BETWEEN
                               NATIONSBANK, N.A.
                                      AND
                                   BANCFIRST


                               CLOSING STATEMENT

                   (PRE-CLOSING BALANCE SHEET AS OF________)


CASH DUE PURCHASER FOR:

 Deposit liability (including
 accrued interest)                                 _____________

 Pro rata safe deposit box rental                  _____________

 Pro rata real property taxes                      _____________

 Deed stamps                                       _____________

 Total Cash due Purchaser                          _____________

CASH DUE SELLER FOR:

 Real and Personal Property                        _____________

 Coins and currency                                _____________

 Premium on deposits                               _____________

 Loans and other assets
 (including accrued interest)                      _____________

 Pro rata FDIC insurance                           _____________

 Total Cash due Seller                             _____________

 Net cash due (Purchaser) (Seller)                 _____________

     Seller hereby approves the Closing Statement and acknowledges receipt of the total cash due Seller. Purchaser hereby approves the Closing Statement, acknowledges receipt of the net cash due Purchaser and assumes liability for payment of all taxes and other expenses as provided for in the Purchase and Assumption Agreement between Seller and Purchaser dated as of ______________, 199___ (the "Agreement"). Seller and Purchaser agree to make subsequent adjustments to the extent necessary in accordance with Section 2.3 of the Agreement.

                              NATIONSBANK, N.A.


                              By: ____________________________________
                              Name: __________________________________
                              Title: _________________________________
                              Date: __________________________________



                              BANCFIRST


                              By: ____________________________________
                              Name: __________________________________
                              Title: _________________________________
                              Date: __________________________________